EXHIBIT 21.1

AK STEEL HOLDING CORPORATION SUBSIDIARIES
Name	State/Country of Incorporation
Advanced Materials Processing Inc.	Delaware
AFSG Holdings, Inc.	Delaware
AH Management, Inc.	Delaware
AH (UK) Inc.	Delaware
AK Asset Management Company	Delaware
AK Electric Supply LLC	Delaware
AK Electro-Galvanizing LLC	Delaware
AK Steel Properties, Inc.	Delaware
AK Steel Receivables Ltd.	Ohio
AK Steel Corporation	Delaware
AK Tube LLC	Delaware
AK Coatings Inc.	Ohio
AKS HydroForm, Inc.	Ohio
AKS Investments, Inc.	Ohio
Armco Advanced Materials, Inc.	Delaware
AK Steel BV	Holland
AK Steel International Limited	United Kingdom
Armco Financial Services Corporation	Delaware
Armco Financial Services International, Inc.	Ohio
Armco Financial Services International, Ltd.	Delaware
AK Steel GmbH	Germany
Armco Insurance Group, Inc.	Delaware
Armco Investment Management, Inc.	Delaware
AK Steel Limited	United Kingdom
AK Steel NV	Belgium
Armco Pacific Financial Services Limited	Vanuatu
Armco Pacific Limited	Singapore
AK Steel Merchandising S.A.	Spain
AK Steel S.A.R.L.	France
Armco Resource Party Limited	Australia
AK Steel SRL	Italy
Armco Steel Corporation	Ohio
Combined Metals Holding, Inc.	Nevada
Combined Metals of Chicago, LLC	Illinois
Compass Insurance Company	New York
Everest International, Inc.	Ohio
First Stainless, Inc.	Delaware
First Taconite Company	Delaware
FSA Services Corp.	Delaware
Materials Insurance Company	Cayman Islands
Northwestern National Insurance Company of Milwaukee, Wisconsin	Wisconsin
Northern Land Company	Minnesota
Rockport, Inc.	Ohio
Rockport Roll Shop LLC	Delaware
Strata Energy, Inc.	Ohio
Vicksmetal/Armco Associates	Delaware
Virginia Horn Taconite Company	Minnesota